EXHIBIT 99.1

Greg Parker
Investor Relations
210.220.5632
or
Renee Sable
Media Relations
210.220.5416
FOR IMMEDIATE RELEASE
October 23, 2003

CULLEN/FROST BANKERS ANNOUNCES QUARTERLY CASH DIVIDEND
AND STOCK REPURCHASE PROGRAM

SAN ANTONIO — The Cullen/Frost Bankers, Inc. board of directors declared a fourth quarter cash dividend of $.24 per common share. The dividend is payable December 15, 2003 to shareholders of record on December 1 of this year.

Cullen/Frost also announced today that the Corporation's board of directors has authorized a stock repurchase program, allowing the company to repurchase up to 1.2 million shares, or approximately 2.3 percent of outstanding shares of its Common Stock. Under the program, shares may be repurchased over a two-year period from time to time at various prices in the open market or through private transactions.

Cullen/Frost Bankers, Inc. is a financial holding company, headquartered in San Antonio, with assets of $9.7 billion at September 30, 2003. Frost Bank operates 78 financial centers across Texas in Austin, Boerne, Corpus Christi, Dallas, Fort Worth, Galveston, Harlingen, Houston, McAllen, New Braunfels, San Antonio and San Marcos. The corporation provides a full range of commercial and consumer banking products, investment and brokerage services, insurance products and investment banking services. Founded in 1868, Frost is the largest Texas-based bank, helping Texans with their financial needs during three centuries. Cullen/Frost Bankers' stock is traded on the New York Stock Exchange under the symbol CFR.